Exhibit 10.58
PEPCO HOLDINGS, INC. NAMED EXECUTIVE OFFICER 2005 COMPENSATION DETERMINATIONS

          The following table sets forth for each Named Executive Officer of Pepco Holdings, Inc. ("PHI") (which officers were determined by reference to SEC Regulation S-K, Item 402(a)(3) based on 2003 compensation, or in the cases of Messrs. Rigby and Spence, 2004 compensation) information concerning determinations made with respect to the compensation paid or payable for services in all capacities to PHI and its subsidiaries consisting of (i) the establishment of base salary for 2005, (ii) the determination of the annual bonus for 2004, and (iii) the determination of the long-term incentive plan payout for the performance cycle ending in 2004.

Name	Title	2005 Base Salary	2004 Annual Bonus (1)	2005 Incentive Plan Payout (2)
Dennis R. Wraase	Chairman, President and Chief Executive Officer	$825,000	$438,588	$197,069
William T. Torgerson	Vice Chairman and General Counsel	$492,000	$237,737	$135,312
Thomas S. Shaw	Executive Vice President	$488,000	$237,237	$164,613
Joseph M. Rigby	Senior Vice President and Chief Financial Officer	$350,000	$119,786	$ 72,088
Andrew W. Williams	Senior Vice President and Chief Risk Officer	$340,000	$132,132	$115,962
William H. Spence	Senior Vice President	$285,000	$171,013	$ 72,088
John M. Derrick, Jr.	(3)	(3)	$201,451	$396,182
(1)

Consists of awards under the Annual Executive Incentive Compensation Plan based on the extent to which the following pre-established criteria were satisfied: (1) earnings relative to the corporate plan, (2) cost containment and (3) electric system reliability.

(2)

In 2002, PHI granted performance award opportunities under PHI's Merger Integration Success Program, a component of PHI's Long-Term Incentive Plan pursuant to which the recipient was entitled to earn some or all of the maximum award of shares of PHI's common stock, par value $.01 per share (the "Common Stock"), based on PHI's performance and the extent to which operating efficiencies and expense reduction goals were attained through December 31, 2004. On March 11, 2005, the PHI Compensation/Human Resources Committee approved the vesting of the awards. The value of the vested Common Stock has been calculated by multiplying the number of vested shares by the market price of the Common Stock on the day preceding the vesting date.

(3)	Retired June 1, 2004.

          Each of the PHI Named Executive Officers (with the exception of Mr. Derrick) participates in the PHI Annual Executive Incentive Compensation Plan (the "Plan"). For 2005, the PHI Compensation/Human Resources Committee established (1) earnings relative to the corporate plan, (2) cash available for debt reduction, (3) electric system reliability, (4) diversity and (5) safety as the performance goals for executives of PHI in order to earn cash bonus awards under the Plan.

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